EXHIBIT 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Supertel Hospitality, Inc. on Form S-11 of our report dated June 14, 2013, relating to the combined financial statements of CHMK Court Hotel Partners, LLC and CHMK Residence Hotel Partners, LLC as of December 31, 2012 and 2011 and for the years then ended appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the heading “Experts” in such Prospectus.

/s/ Bennett Thrasher P.C.

Bennett Thrasher P.C.

Atlanta, GA

July 24, 2013